================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                           Sirenza Microdevices, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    854399102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]  Rule 13d-1(b)
   [_]  Rule 13d-1(c)
   [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










================================================================================
                               Page 1 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 2 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Investors III, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 3 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit V Companion Fund, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 4 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Partners V, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 5 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Partners, LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 6 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit V Advisors Fund (QP), L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 7 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit V Advisors Fund, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 8 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Ventures V, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 9 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      E. Roe Stamps, IV
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 10 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen G. Woodsum
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 11 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gregory M. Avis
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 12 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Martin J. Mannion
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 13 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce R. Evans
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 14 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas S. Roberts
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 15 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Walter G. Kortschak
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 16 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph F. Trustey
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 17 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin P. Mohan
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 18 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Y. Chung
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 39 Pages

====================                                         ===================
CUSIP NO.  854399102                  13G                    PAGE 19 OF 39 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas F. Farb
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,380,897 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    2,380,897 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,380,897 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.08%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 39 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a).  Name of Issuer:
            --------------
            Sirenza Microdevices, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            522 Almanor Avenue, Sunnyvale CA  94086


Item 2(a).  Names of Persons Filing:
            -----------------------
            Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, and Thomas F. Farb.

            Summit Partners V, L.P. is the sole general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb are individual general partners of each of Summit Partners, LLC and Summit Investors III, L.P.


Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------
            The address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan, and Farb is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.


Item 2(c).  Citizenship:
            -----------
            Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb is a United States citizen.


Item 2(d).  Title of Class of Securities:
            ----------------------------
            Common Stock, par value $.001

                               Page 20 of 39 Pages

Item 2(e).  CUSIP Number:
            ------------
            854399102


Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
            ------------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------
            Not Applicable.


Item 4.     Ownership.
            ---------
            (a) Amount Beneficially Owned:

                Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,380,897 shares of Common Stock as of December 31, 2001. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 2,380,897 shares of Common Stock as of December 31, 2001.

                As of December 31, 2001, Summit Ventures V, L.P. was the record owner of 1,763,621 shares of Common Stock. As of December 31, 2001, Summit V Companion Fund, L.P. was the record owner of 417,853 shares of Common Stock. As of December 31, 2001, Summit V Advisors Fund (QP), L.P. was the record owner of 125,006 shares of Common Stock. As of December 31, 2001, Summit V Advisors Fund, L.P. was the record owner of 38,201 shares of Common Stock. As of December 31, 2001, Summit Investors III, L.P. was the record owner of 36,216 shares of Common Stock. The shares held of record by Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,380,897 shares. In their capacities as individual general partners of Summit Partners, LLC and Summit Investors III, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 2,380,897 shares.

                Each of the reporting persons expressly disclaims beneficial ownership of any shares of Sirenza Microdevices, Inc., except in the case of Summit Ventures V, L.P. for the 1,763,621 shares which it holds of record, Summit V Companion Fund, L.P. for the 417,853 shares which it holds of record, Summit V Advisors Fund
                (QP), L.P. for the 125,006 shares which it holds of record, Summit V Advisors Fund, L.P. for the 38,201 shares which it holds of record and Summit Investors III, L.P. for the 36,216 shares which it holds of record.


                               Page 21 of 39 Pages

            (b) Percent of Class:

                Summit Ventures V, L.P.:  8.08%
                Summit Partners V, L.P.:  8.08%
                Summit Partners, LLC: 8.08%
                Summit V Companion Fund, L.P.: 8.08%
                Summit V Advisors Fund (QP), L.P.: 8.08%
                Summit V Advisors Fund, L.P.: 8.08%
                Summit Investors III, L.P.: 8.08%
                E. Roe Stamps, IV: 8.08%
                Stephen G. Woodsum: 8.08%
                Gregory M. Avis: 8.08%
                Martin J. Mannion: 8.08%
                Bruce R. Evans: 8.08%
                Walter G. Kortschak: 8.08%
                Thomas S. Roberts: 8.08%
                Joseph F. Trustey: 8.08%
                Kevin P. Mohan: 8.08%
                Peter Y. Chung: 8.08%
                Thomas F. Farb: 8.08%

                The foregoing percentages are calculated based on the 29,459,801 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Sirenza Microdevices, Inc. for the quarterly period ended September 30, 2001.

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:
                      0 shares for each reporting person

                (ii)  shared power to vote or to direct the vote:
                      Summit Ventures V, L.P.:  2,380,897 shares
                      Summit Partners V, L.P.:  2,380,897 shares
                      Summit Partners, LLC:  2,380,897 shares
                      Summit V Companion Fund, L.P.: 2,380,897 shares Summit V Advisors Fund (QP), L.P.: 2,380,897 shares Summit V Advisors Fund, L.P.: 2,380,897 shares Summit Investors III, L.P.: 2,380,897 shares
                      E. Roe Stamps, IV:  2,380,897 shares
                      Stephen G. Woodsum:  2,380,897 shares
                      Gregory M. Avis:  2,380,897 shares
                      Martin J. Mannion:  2,380,897 shares
                      Bruce R. Evans:  2,380,897 shares
                      Walter G. Kortschak:  2,380,897 shares
                      Thomas S. Roberts:  2,380,897 shares
                      Joseph F. Trustey:  2,380,897 shares
                      Kevin P. Mohan:  2,380,897 shares
                      Peter Y. Chung:  2,380,897 shares
                      Thomas F. Farb:  2,380,897 shares

                (iii) sole power to dispose or direct the disposition of:
                      0 shares for each reporting person







                               Page 22 of 39 Pages

                (iv)  shared power to dispose or direct the disposition of:
                      Summit Ventures V, L.P.:  2,380,897 shares
                      Summit Partners V, L.P.:  2,380,897 shares
                      Summit Partners, LLC:  2,380,897 shares
                      Summit V Companion Fund, L.P.: 2,380,897 shares Summit V Advisors Fund (QP), L.P.: 2,380,897 shares Summit V Advisors Fund, L.P.: 2,380,897 shares Summit Investors III, L.P.: 2,380,897 shares
                      E. Roe Stamps, IV:  2,380,897 shares
                      Stephen G. Woodsum:  2,380,897 shares
                      Gregory M. Avis:  2,380,897 shares
                      Martin J. Mannion:  2,380,897 shares
                      Bruce R. Evans:  2,380,897 shares
                      Walter G. Kortschak:  2,380,897 shares
                      Thomas S. Roberts:  2,380,897 shares
                      Joseph F. Trustey:  2,380,897 shares
                      Kevin P. Mohan:  2,380,897 shares
                      Peter Y. Chung:  2,380,897 shares
                      Thomas F. Farb:  2,380,897 shares


Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------
            Not Applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------
            Not Applicable.


Item 7.     Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company.
            ------------------------------------------------------------
            Not Applicable.


Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------
            Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).


Item 9.     Notice of Dissolution of Group.
            ------------------------------
            Not Applicable.


Item 10.    Certification.
            -------------
            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).







                               Page 23 of 39 Pages

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 8th, 2002.


SUMMIT VENTURES V, L.P.                     SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:            *                            By:            *
    --------------------------                  --------------------------
    General Partner                             General Partner


SUMMIT V ADVISORS FUND (QP), L.P.           SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:            *                            By:            *
    --------------------------                  --------------------------
    General Partner                             General Partner


SUMMIT PARTNERS V, L.P.                     SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                    By:            *
                                                --------------------------
By:            *                                General Partner
    --------------------------
    General Partner


SUMMIT PARTNERS, LLC

By:            *
    --------------------------                             *
    General Partner                         ------------------------------
                                            E. Roe Stamps, IV

               *                                           *
------------------------------              ------------------------------
Stephen G. Woodsum                          Martin J. Mannion

               *                                           *
------------------------------              ------------------------------
Gregory M. Avis                             Bruce R. Evans





                               Page 24 of 39 Pages

               *                                           *
------------------------------              ------------------------------
Walter G. Kortschak                         Thomas S. Roberts

               *                                           *
------------------------------              ------------------------------
Joseph F. Trustey                           Kevin P. Mohan

               *
-----------------------------
Peter Y. Chung

                                            * By: /s/ Thomas F. Farb
                                                  ------------------------------
                                                  Thomas F. Farb
                                                  Individually and as
                                                  Attorney-in-fact



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

































                               Page 25 of 39 Pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Sirenza Microdevices, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 8th day of February, 2002.


SUMMIT VENTURES V, L.P.                     SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:            *                            By:            *
    --------------------------                  --------------------------
    General Partner                             General Partner


SUMMIT V ADVISORS FUND (QP), L.P.           SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:            *                            By:            *
    --------------------------                  --------------------------
    General Partner                             General Partner


SUMMIT PARTNERS V, L.P.                     SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                    By:            *
                                                --------------------------
By:            *                                General Partner
    --------------------------
    General Partner


SUMMIT PARTNERS, LLC

By:            *
    --------------------------
    General Partner









                               Page 26 of 39 Pages

               *                                           *
------------------------------              ------------------------------
Stephen G. Woodsum                          E. Roe Stamps, IV

               *                                           *
------------------------------              ------------------------------
Gregory M. Avis                             Martin J. Mannion

               *                                           *
------------------------------              ------------------------------
Walter G. Kortschak                         Bruce R. Evans

               *                                           *
------------------------------              ------------------------------
Joseph F. Trustey                           Thomas S. Roberts

               *                                           *
-----------------------------               ------------------------------
Peter Y. Chung                              Kevin P. Mohan



                                            * By: /s/ Thomas F. Farb
                                                  ------------------------------
                                                  Thomas F. Farb
                                                  Individually and as
                                                  Attorney-in-fact



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


























                               Page 27 of 39 Pages

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
























                               Page 28 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ E. Roe Stamps, IV
                                         --------------------------------
                                         E. Roe Stamps, IV


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 29 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Stephen G. Woodsum
                                         --------------------------------
                                         Stephen G. Woodsum


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 30 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Martin J. Mannion
                                         --------------------------------
                                         Martin J. Mannion


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 31 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                         /s/ Gregory M. Avis
                                         --------------------------------
                                         Gregory M. Avis


State of California             )
                                ) ss:
County of Santa Clara           )


         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 32 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Thomas S. Roberts
                                         --------------------------------
                                         Thomas S. Roberts


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 33 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Bruce R. Evans
                                         --------------------------------
                                         Bruce R. Evans


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 34 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                         /s/ Walter G. Kortschak
                                         --------------------------------
                                         Walter G. Kortschak


State of California             )
                                ) ss:
County of Santa Clara           )


         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------





























                               Page 35 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Joseph F. Trustey
                                         --------------------------------
                                         Joseph F. Trustey


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 36 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Kevin P. Mohan
                                         --------------------------------
                                         Kevin P. Mohan


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------































                               Page 37 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                         /s/ Peter Y. Chung
                                         --------------------------------
                                         Peter Y. Chung


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 38 of 39 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Thomas F. Farb
                                         --------------------------------
                                         Thomas F. Farb


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------

























                               Page 39 of 39 Pages